Exhibit 4.5

2018 FARFETCH EMPLOYEE EQUITY PLAN

Providing for the grant of:

•	Options
•	Share Appreciation Rights
•	Restricted Share Awards
•	Restricted Share Unit Awards
•	Other Share or Cash Based Awards
•	Dividend Equivalent Awards

ARTICLE 1.

PURPOSE

The purpose of the 2018 Farfetch Employee Equity Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Farfetch Limited (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2“Applicable Accounting Standards” shall mean International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under applicable securities laws, including, United States federal securities laws from time to time (including, without limitation, Generally Accepted Accounting Principles in the United States).

2.3“Applicable Law” shall mean any applicable law, as determined by the Administrator, including without limitation: (a) the corporate, securities, tax or other laws, statutes, rules, requirements or regulations that apply to the Company and/or the Awards under this Plan; and (b) rules of any securities exchange or automated quotation system on which the Ordinary Shares are listed, quoted or traded.

2.4“Award” shall mean an Option, a Share Appreciation Right, a Restricted Share award, a Restricted Share Unit award, an Other Share or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.5“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6“Board” shall mean the Board of Directors of the Company from time to time.

2.7“Change in Control” shall mean and includes each of the following:

(a)A transaction or series of transactions (other than an offering of our Ordinary Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.7(b), 2.7(b)(i) or 2.7(b)(ii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i)which results in the Company’s votingsecurities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(b)(i) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii)after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(c)The date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.8“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.9“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 11 hereof.

2.10“Company” shall have the meaning set forth in Article 1.

2.11“Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who is not an employee.

2.12“Director” shall mean a member of the Board, as constituted from time to time.

2.13“Director Limit” shall have the meaning set forth in Section 4.5.

2.14“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Ordinary Shares) of dividends paid on Ordinary Shares, awarded under Section 9.2.

2.15“Effective Date” shall mean the day prior to the Public Trading Date.

2.16“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.17“Employee” shall mean any employee of the Company or of any Subsidiary.

2.18“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Ordinary Shares (or other securities of the Company) or the share price of Ordinary Shares (or other securities) and causes a change in the per- share value of the Ordinary Shares underlying outstanding Awards.

2.19“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

2.20“Expiration Date” shall have the meaning given to such term in Section 12.1(c).

2.21“Fair Market Value” shall mean, as of any given date, the value of an Ordinary Share determined as follows:

(a)If the Ordinary Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for an Ordinary Share as quoted on such exchange or system for such date or, if there is no closing sales price for an Ordinary Share on the date in question, the closing sales price for an Ordinary Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)If the Ordinary Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Ordinary Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for an Ordinary Share on such date, the high bid and low asked prices for an Ordinary Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)If the Ordinary Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

(d)Notwithstanding the foregoing, with respect to any Award granted after the effectiveness of the Company’s registration statement relating to its initial public offering and prior to the Public Trading Date, the Fair Market Value shall mean the initial public offering price of an Ordinary Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

2.22“Holder” shall mean a person who has been granted an Award.

2.23“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.24“Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.5.

2.25“Option” shall mean a right to purchase Ordinary Shares at a specified exercise price, granted under Article 5.

2.26“Option Term” shall have the meaning set forth in Section 5.3.

2.27“Ordinary Shares” shall mean the Class A Ordinary Shares of the Company.

2.28“Organizational Documents” shall mean, collectively, (a) the memorandum and articles of association or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.29“Other Share or Cash Based Award” shall mean a cash payment, cash bonus award, share payment, share bonus award, performance award or incentive award that is paid in cash, Ordinary Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred shares, deferred share units, performance awards, retainers, committee fees, and meeting-based fees.

2.30“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.31“Plan” shall have the meaning set forth in Article 1.

2.32“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.33“Public Trading Date” shall mean the first date upon which the Ordinary Shares are listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.34“Restricted Shares” shall mean Ordinary Shares awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.35“Restricted Share Units” shall mean the right to receive Ordinary Shares awarded under Article 8.

2.36“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.37“Securities Act” shall mean the Securities Act of 1933, as amended.

2.38“Share Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Ordinary Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.39“SAR Term” shall have the meaning set forth in Section 5.3.

2.40“Subsidiary” shall mean any entity (other than the Company), in any jurisdiction, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.41“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or share, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

2.42“Tax Liability” shall have the meaning given in Section 10.2.

2.43“Termination of Service” shall mean:

(a)As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b)As to a Non-Employee Director, the time when a Holder who is a Non- Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c)As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of shares or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1Number of Ordinary Shares.

(a)Subject to Sections 3.1(b) and 12.2 the aggregate number of Ordinary Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of: (i) 27,500,112 and (ii) an annual increase on the first day of each year beginning in 2019 and ending in 2028, equal to the lesser of (A) 5% of the Ordinary Shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of Ordinary Shares as determined by the Board; provided, however, no more than 98,209,661 Ordinary Shares may be issued upon the exercise of Incentive Share Options. Any Ordinary Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Ordinary Shares, treasury Ordinary Shares or Ordinary Shares purchased on the open market.

(b)If any Ordinary Shares subject to an Award are forfeited or expire, are converted to shares of another Person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Ordinary Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Ordinary Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Ordinary Shares shall not be added to the Ordinary Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Ordinary Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Ordinary Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Ordinary Shares subject to a Share Appreciation Right that are not issued in connection with the share settlement of the Share Appreciation Right on exercise thereof; and (iv) Ordinary Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Ordinary Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Ordinary Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Ordinary Shares available for issuance under the Plan.

(c)Substitute Awards shall not reduce the Ordinary Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Ordinary Shares authorized for grant under the Plan; provided that Awards using such available Ordinary Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4.

GRANTING OF AWARDS

4.1Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.5, no Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other Person shall participate in the Plan.

4.2Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program).

4.3At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary. Neither the Plan nor any Award shall afford the Holder any rights to compensation or damages including for any loss or potential loss that the Holder may suffer by reason of being unable to exercise or otherwise receive any in respect of any Award as a result of the termination of the Plan, lapse of the Award or the termination of the Holder’s engagement, office or employment with the Company or any Subsidiary, including where the termination is subsequently held to be wrongful or unfair.

4.4Modification of Awards for certain Eligible Individuals. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries where the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any non-U.S. securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals to comply with Applicable Law (including, without limitation, applicable non-U.S. laws or listing requirements of any non-U.S. securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any non-U.S. securities exchange.

4.5Non-Employee Director Awards.

(a)Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non- Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non- Employee Directors, the number of Ordinary Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

(b)Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the sum of the grant date fair value of equity-based Awards and the amount of any cash-based Awards granted to a Non-Employee Director during any calendar year shall not exceed $1,000,000 increased to $1,500,000 in the fiscal year of his or her initial service as a Non-Employee Director (the applicable amount, the “Director Limit”).

ARTICLE 5.

GRANTING OF OPTIONS AND SHARE APPRECIATION RIGHTS

5.1Granting of Options and Share Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Share Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2Option and Share Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Share Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of an Ordinary Share on the date the Option or Share Appreciation Right, as applicable, is granted.

5.3Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Share Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Share Appreciation Right, as applicable, is granted to an Eligible Individual. Except as limited by the requirements of Applicable Law or the first sentence of this Section 5.3 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Share Appreciation Right, and may extend the time period during which vested Options or Share Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Share Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.4Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Share Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Share Appreciation Right, (a) no portion of an Option or Share Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Share Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

5.5Substitution of Share Appreciation Rights; Early Exercise of Options. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Share Appreciation Right shall be exercisable with respect to the same number of Ordinary Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested Restricted Shares with respect to any unvested portion of the Option so exercised. Restricted Shares acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

ARTICLE 6.

EXERCISE OF OPTIONS AND SHARE APPRECIATION RIGHTS

6.1Exercise and Payment. An exercisable Option or Share Appreciation Right may be exercised in whole or in part. However, an Option or Share Appreciation Right shall not be exercisable with respect to fractional Ordinary Shares and the Administrator may require that, by the terms of the Option or Share Appreciation Right, a partial exercise must be with respect to a minimum number of Ordinary Shares. Payment of the amounts payable with respect to Share Appreciation Rights pursuant to this Article 6 shall be in cash, Ordinary Shares (based on its Fair Market Value as of the date the Share Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2Manner of Exercise. All or a portion of an exercisable Option or Share Appreciation Right shall be deemed exercised upon successful completion of the procedures established from time to time by the Administrator (including, without limitation, via an employee equity  portal or similar method designated by the Company). Such procedures shall include submission of any or all of the following, as determined by the Administrator:

(a)Electronic notice complying with the applicable rules established by the Administrator stating that the Option or Share Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Share Appreciation Right or such portion thereof;

(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Share Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)Full payment of the exercise price and applicable withholding taxes for the Ordinary Shares with respect to which the Option or Share Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

ARTICLE 7.

AWARD OF RESTRICTED SHARES

7.1Award of Restricted Shares. The Administrator is authorized to grant Restricted Shares to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Ordinary Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Shares to the extent required by Applicable Law.

7.2Rights as Shareholders. Subject to Section 7.4, upon issuance of Restricted Shares, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said Ordinary Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Ordinary Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Shares are granted becomes the record holder of such Restricted shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Ordinary Shares may be subject to the restrictions set forth in Section 8.3. In addition, with respect to a Restricted Share with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Restricted Share vests.

7.3Restrictions. All Restricted Shares (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Share is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Share by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4Repurchase or Forfeiture of Restricted Shares. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company or to an entity nominated by the Administrator and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Shares, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Shares then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Shares or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Shares then subject to restrictions shall not lapse, such Restricted Shares shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5Election to be taxed on date of transfer to Holder of the Restricted Shares. If a Holder makes an election under Section 431 of the UK Income Taxes (Earnings and Pensions) Act 2003 or Section 83(b) of the Code (or equivalent under other Applicable Law) to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares (and as if the Restricted Shares were not subject to forfeiture or other restrictions) rather than as of the date or dates upon which the Holder would otherwise be taxable under Applicable Law, the Holder shall be required to deliver a copy of such election to the Company promptly after filing (if required to be enforceable) such election with the Internal Revenue Service or equivalent tax authority along with proof of the timely filing thereof.

ARTICLE 8.

AWARD OF RESTRICTED SHARE UNITS

8.1Grant of Restricted Share Units. The Administrator is authorized to grant Awards of Restricted Share Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2Term. Except as otherwise provided herein, the term of a Restricted Share Unit award shall be set by the Administrator in its sole discretion.

8.3Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Share Unit award; provided, however, that the value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.4Vesting of Restricted Share Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.5Maturity and Settlement. At the time of grant, the Administrator may specify a maturity date applicable to a grant of Restricted Share Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Applicable Law, in no event shall the maturity date relating to each Restricted Share Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Ordinary Shares on the maturity date or a combination of cash and Ordinary Shares as determined by the Administrator. Notwithstanding the forgoing, unless otherwise determined by the Administrator, each Award of Restricted Share Units shall mature immediately upon its vesting date or dates.

8.6Settlement upon Termination of Service. An Award of Restricted Share Units shall only be settled while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Share Unit award may be settled subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.

AWARD OF OTHER SHARES OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1Other Share or Cash Based Awards. The Administrator is authorized to grant Other Share or Cash Based Awards, including awards entitling a Holder to receive Ordinary Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Share or Cash

Based Award, including the term of the Award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Share or Cash Based Awards may be paid in cash, Ordinary Shares, or a combination of cash and Ordinary Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Ordinary Shares, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Ordinary Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the forgoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or cheque, (b) Ordinary Shares (including, in the case of payment of the exercise price of an Award, Ordinary Shares issuable pursuant to the exercise of the Award) or Ordinary Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Ordinary Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the proceeds of the sale (net of any brokerage commissions or fees) to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy all applicable taxes and social security contributions (including, where permitted under Applicable Law, social security contributions that would otherwise be the liability of the Holder’s employing entity) required by law to be withheld or otherwise paid by the Holder or the Company or any Subsidiary with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award (and a “Tax Liability”). The Administrator may, in its sole discretion and in satisfaction of any Tax Liability, or in satisfaction of such additional Tax Liability as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by (a) allowing such Holder to elect to have the Company or any Subsidiary withhold Ordinary Shares otherwise issuable under an Award (or allow the surrender of Ordinary Shares) or (b) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Ordinary Shares otherwise issuable under an Award, and that the broker has been directed to pay a sufficient portion of the proceeds of the sale (net of any brokerage commissions or fees) to the Company in satisfaction of the applicable withholding obligations; provided that payment of such proceeds is then made to the Company upon settlement of such sale. The number of Ordinary Shares that may be so withheld or surrendered shall be no greater than the number of Ordinary Shares that have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such Tax Liability based on the maximum statutory applicable tax rates in such Holder’s applicable jurisdiction that are applicable to such taxable income. The Administrator shall determine the fair market value of the Ordinary Shares (consistent with Applicable Law), for tax withholding obligations due in connection with a broker-assisted cashless Option or Share

Appreciation Right exercise involving the sale of Ordinary Shares to pay the Option or Share Appreciation Right exercise price or any tax withholding obligation.

10.3Transferability of Awards.

(a)Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i)No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution unless and until such Award has been exercised or the Ordinary Shares underlying such Award have been issued, and all restrictions applicable to such Ordinary Shares have lapsed;

(ii)No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Ordinary Shares underlying such Award have been issued, and all restrictions applicable to such Ordinary Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii)During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then- applicable laws of descent and distribution.

(b)Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

(c)Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4Conditions to Issuance of Ordinary Shares.

(a)The Administrator shall determine the methods by which Ordinary Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Ordinary Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Ordinary Shares is in compliance with Applicable Law and the Ordinary Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)All share certificates delivered pursuant to the Plan and all Ordinary Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Ordinary Shares (including, without limitation, restrictions applicable to Restricted Shares).

(c)The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)No fractional Ordinary Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Ordinary Shares or whether such fractional Ordinary Shares shall be eliminated by rounding down.

(e)The Company, in its sole discretion, may (i) retain physical possession of any share certificate evidencing Ordinary Shares until any restrictions thereon shall have lapsed and/or (ii) require that the share certificates evidencing such Ordinary Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a share power, endorsed in blank, relating to such Ordinary Shares.

(f)Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any

Holder certificates evidencing Ordinary Shares issued in connection with any Award and instead such Ordinary Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

10.5Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Ordinary Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the shareholders of the Company, (a) authorize the amendment of any outstanding Option or Share Appreciation Right to reduce its price per Share, or (b) cancel any Option or Share Appreciation Right in exchange for cash or another Award when the Option or Share Appreciation Right price per Share exceeds the Fair Market Value of the underlying Ordinary Shares. Furthermore, for purposes of this Section 10.6, except in connection with a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per share of outstanding Options or Share Appreciation Rights or cancel outstanding Options or Share Appreciation Rights in exchange for cash, other Awards or Options or Share Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Share Appreciation Rights without the approval of the shareholders of the Company.

10.7Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type or changing the date of exercise or settlement. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

10.8Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Ordinary Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11.

ADMINISTRATION

11.1Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.5 or Section

12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under the rules of any securities exchange or automated quotation system on which the Ordinary Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)Designate Eligible Individuals to receive Awards;

(b)Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c)Determine the number of Awards to be granted and the number of Ordinary Shares to which an Award will relate;

(d)Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non- competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Ordinary Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)Decide all other matters that must be determined in connection with an Award;

(h)Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

11.5Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all Persons.

11.6Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1Amendment, Suspension or Termination of the Plan.

(a)Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section

10.5 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b)Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s shareholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Ordinary Shares which may be issued under upon the exercise of Incentive Share Options, (ii) reduce the price per share of any outstanding Option or Share Appreciation Right granted under the Plan or take any action prohibited under Section 10.6, or (iii) cancel any Option or Share Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c)No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s shareholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

12.2Changes in Ordinary Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares of the Company or the price of the Company’s shares other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Ordinary Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Ordinary Shares which may be issued under the Plan); (ii) the number and kind of Ordinary Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Ordinary Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to any Non- Employee Director Equity Compensation Policy adopted in accordance with Section 4.5.

(b)In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i)To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the share of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii)To make adjustments in the number and type of Ordinary Shares (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)To provide that such Award shall be exercisable or payable or fully vested with respect to all Ordinary Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v)To replace such Award with other rights or property selected by the Administrator; and/or

(vi)To provide that the Award cannot vest, be exercised or become payable after such event.

(c)In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii)The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Ordinary Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Ordinary Shares which may be issued under the Plan).

(d)Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless otherwise determined by the Administrator (A) except as set forth in Section 12.2(e), if the successor corporation or a parent or subsidiary of the successor corporation is a publicly-traded company, such Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation unless the Administrator elects to cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 12.2 or (B) if the successor corporation or a parent or subsidiary of the successor corporation is not publicly-traded company, the Administrator shall cause the Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 12.2.

(e)In the event that the publicly-traded successor corporation in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of Ordinary Shares for each Ordinary Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the Change in Control was not solely ordinary shares of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely ordinary shares of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Ordinary Shares in the Change in Control.

(g)The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Ordinary Shares or the rights thereof or which are convertible into or exchangeable for Ordinary Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i)In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Ordinary Shares or the share price of the Ordinary Shares including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3Approval of Plan by Shareholders. The Plan shall be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

12.4No Shareholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a shareholder with respect to Ordinary Shares covered by any Award until the Holder becomes the record owner of such Ordinary Shares.

12.5Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, share or assets of any corporation, partnership, limited liability company, firm or association.

12.7Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Ordinary Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Laws (including U.S. securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop- transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the England and Wales without regard to conflicts of laws thereof or of any other jurisdiction.

12.10Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.11Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.12Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.13Expenses. Except as set forth in Section 10.1 or 10.2, the expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

APPENDIX A

Additional U.S.-Specific Terms

This Appendix A is incorporated by reference into the 2018 Farfetch Employee Equity Plan (as it may be amended or restated from time to time, the “Plan”), to the extent applicable, with respect to any Participant (or any Subsidiary) subject to U.S. taxes or to the extent U.S. securities laws apply with respect to any Participant or otherwise with respect to any Award. Unless otherwise provided below, capitalized terms used otherwise not defined in this Appendix A shall have the meaning set forth in the Plan.

1.1“Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

1.2“Incentive Share Option” shall mean an Option that is intended to qualify as an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

1.3“Non-Qualified Share Option” shall mean an Option that is not an Incentive Share Option or which is designated as an Incentive Share Option but does not meet the applicable requirements of Section 422 of the Code.

1.4Administration. Notwithstanding any provision of the Plan to the contrary (including, without limitation Sections 11.1, 11.2 and 11.6 of the Plan), to the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule.

1.5Qualification of Incentive Share Options. The Administrator may grant Options intended to qualify as Incentive Share Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Share Options under the Code. No person who qualifies as a Greater

Than 10% Shareholder may be granted an Incentive Share Option unless such Incentive Share Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of share with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Share Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of shares shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Share Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor

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the Administrator shall have any liability to a Holder, or any other Person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Share Option fails to qualify as an Incentive Share Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Share Option, including without limitation, the conversion of an Incentive Share Option to a Non-Qualified Share Option or the grant of an Option intended as an Incentive Share Option that fails to satisfy the requirements under the Code applicable to an Incentive Share Option.

1.6Option and Share Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Share Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of an Ordinary Share on the date the Option or Share Appreciation Right, as applicable, is granted (or, as to Incentive Share Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Share Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of an Ordinary Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Share Appreciation Right that is a Substitute Award, the exercise price per Ordinary Shares subject to such Option or Share Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

1.7Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Share Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Share Appreciation Right, as applicable, is granted to an Eligible Individual (other than, in the case of Incentive Share Options, a Greater Than 10% Shareholder), or (b) five (5) years from the date an Incentive Share Option is granted to a Greater Than 10% Shareholder.

1.8Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Participant’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Service, or (ii) the date of the Participant’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary (including Section 2.7), if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in

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subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). Notwithstanding any  provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 1.7 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

1.9Termination of Service. With respect to Incentive Share Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section.

1.10Shares available for Awards. No Ordinary Shares may again be optioned, granted or awarded if such action would cause an Incentive Share Option to fail to qualify as an incentive share option under Section 422 of the Code. Substitute Awards shall not reduce the Ordinary Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code.

1.11Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Ordinary Shares acquired by exercise of an Incentive Share Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Ordinary Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

1.12Transfer of Awards. The Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Share Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Share Option while it is held in the trust.

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1.13Adjustment of Awards. Unless otherwise determined by the Administrator, no adjustment or action described in Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) cause an Award to fail to be exempt from or comply with Section 409A, (iii) result in short-swing profits liability under Section 16 of the Exchange Act or (iv) violate the exemptive conditions of Rule 16b-3 of the Exchange Act, as applicable.

1.14Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

1.15Section 162(m). To the maximum extent permitted under Section 162(m) of the Code and Applicable Law, Awards under this Plan shall not be subject to the deduction limit set forth in U.S. Treasury Regulation 1.162-27(b) pursuant to Section 162(m) of the Code and the rules and regulations promulgated thereunder (the “162(m) Deduction Limitation”). To the extent any Awards under the Plan would otherwise be subject to the 162(m) Deduction Limitation, such Awards shall not be subject to the Deduction Limitation to the extent they qualify for any post-public offering reliance period deduction limit exception set forth in U.S. Treasury Regulation 1.162-27(f) (or any successor thereto), and the Plan and Award Agreements shall be interpreted accordingly.

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2018 FARFETCH EMPLOYEE EQUITY PLAN

SUB-PLAN FOR UK EMPLOYEES

1.Purpose

Pursuant to the powers granted by the Administrator in Article 4.4(d) of the 2018 Farfetch Employee Equity Plan (as it may be amended or restated from time to time, the “Plan”), the Administrator has adopted this UK Sub-Plan (the “UK Sub-Plan”). The purpose of the UK Sub-Plan is to promote the success and enhance the value of Farfetch Limited (the “Company”), by linking the individual interests of Employees to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The UK Sub-Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Only Employees may receive Awards under the UK Sub-Plan.

2.Construction, Definitions and Eligibility

2.1Construction

(a)

Capitalized terms used in the UK Sub-Plan which are not defined herein shall have the meaning given in the Plan, and where the context requires any references to the “Plan” in those definitions shall be a reference to the UK Sub-Plan. The singular pronoun shall include the plural where the context so indicates.

(b)

In the event of a conflict between the terms of the UK Sub- Plan and the Plan with respect to Awards granted to Employees based in the United Kingdom under the UK Sub- Plan, the terms of the UK Sub-Plan will control.

2.2Definitions

(a)	Except as set out below, the provisions of Article 2 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan.
(b)	Article 2.11 (“Consultant”) shall not apply to this UK Sub-Plan.
(c)	Article 2.16 (“Eligible Individual”) shall mean any person who is an Employee, as determined by the Administrator.
(d)

Article 2.43 (“Termination of Service”) shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Holder’s employee-employer shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of shares or other corporate transaction or event (including, without limitation, a spin-off).

2.3Eligibility

The UK Sub-Plan forms the rules of the employee share scheme applicable to Awards made under the UK Sub-Plan to Employees of the Company Group based in the United Kingdom or in any other jurisdiction at the discretion of the Administrator. Other service providers who are not Employees (such as Consultants and Non-employee Directors) are not eligible to receive Awards and become Participants under this UK Sub- Plan. References to the phrase “Eligible Employee” shall be interpreted as referring only to Employees when that phrase in the Plan is used in the context of the UK Sub-Plan and Awards granted to Employees under this UK Sub-Plan.

3.Shares Subject to the Plan

The provisions of Article 3 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan. The aggregate number of Shares which may be issued or transferred pursuant to Awards under the UK Sub-Plan, when taken together with the number of Shares which may be issued or transferred pursuant to Awards under the Plan or any other UK Sub-Plan shall not exceed the limits specified by Article 3 of the Plan, as amended from time to time.

4.Granting of Awards

(a)	Except as set out below, the provisions of Article 4 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan.
(b)	Article 4.5 of the Plan will not apply to the UK Sub-Plan.

5.Granting of Options and Share Appreciation Rights

The provisions of Article 5 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan.

6.Exercise of Options and Share Appreciation Rights

The provisions of Article 6 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan.

7.Award of Restricted Shares

The provisions of Article 6 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan. On request by the Company, Participants tax resident in the United Kingdom will be required to make an election under Section 431 of Chapter 2 Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) pursuant to which, for the relevant tax purposes, the market value of the shares acquired will be calculated as if the shares were not restricted.

8.Award of Restricted Share Units

The provisions of Article 8 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan.

9.Award of Other Shares or Cash Based Awards and Dividend Equivalents

The provisions of Article 9 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan.

10.Additional Terms of Awards

(a)	Except as set out below, provisions of Article 10 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan.
(b)

Article 10.2 of the Plan shall be amended so that the term “taxes and social security contributions required by law to be withheld” and any similar phrases relating to tax obligations when used in Article 10.2 shall include income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance contributions or other similar taxes arising in any jurisdiction (any a “Tax Liability”). The Participant will indemnify and keep indemnified the Company and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability arising in consequence of any Award.

(c)	Article 10.8 of the Plan shall be replaced with the following provision in this Sub-Plan:

Data Protection. The Company Group will collect and process information relating to UK based Participants in accordance with the privacy notice which is available on Convercent and Workplace.

11.Administration

The provisions of Article 11 of the Plan shall apply to this UK Sub- Plan as if references to the Plan are references to the UK Sub-Plan.

12.Miscellaneous Provisions

(a)	The provisions of Article 12 of the Plan shall apply to this UK Sub-Plan as if references to the Plan are references to the UK Sub-Plan.
(b)	The following language set out below is in addition to the terms of Article 12:

“Neither the UK Sub-Plan nor any Award made under the UK Sub- Plan shall give the Participant any rights to compensation or damages including for any loss or potential loss that the Participant may suffer by reason of being unable to exercise any Option or forfeiting any Award or Shares as a result of the termination of the UK Sub-Plan, the lapsing or termination of an Award or the Participant’s Termination of Service including where any Termination of Service is subsequently held to be wrongful or unfair.”

13.Appendix A

The provisions in Appendix A shall not apply to this UK Sub-Plan.

2018 FARFETCH EMPLOYEE EQUITY PLAN

FRENCH SUB-PLAN

1.Purpose

Pursuant to the powers granted by the Administrator in Article 4.4(d) of the 2018 Farfetch Employee Equity Plan (as it may be amended or restated from time to time, the “Plan”), the Administrator has adopted this French Sub-Plan (the “French Sub-Plan”) on December 21, 2021.

The main terms of the Plan were approved by the shareholders at the annual general meeting held on September 20, 2018 (the “Shareholders’ Approval”).

The purpose of the French Sub-Plan is to grant Restricted Share Unit Awards under this Plan which are intended to qualify for the specific tax and social security regime in France in compliance with the French legislation, notably in reference to the following articles:

•	Articles L. 225-197-1 to L. 225-197-5 of the French Commercial Code for legal purposes;
•	Articles L.22-10-59 and L.22-10-60 of the French Commercial Code for legal purposes;
•	Article 80 quaterdecies of the French General Tax Code for tax purposes;
•	Articles L. 241-1, L. 137-13, and L. 137-14 of the French Social Security Code for social security purposes; and,
•	French Tax authorities’ guidelines BOI-RSA-20-20-10-20-20170724 published on July 24, 2017.

The terms and conditions of this French Sub-Plan are identical to the Plan except as provided below and must be read in conjunction with the Plan.

In the event of any conflict between the terms and conditions of this French Sub-Plan and the Plan, the provisions of this French Sub-Plan shall prevail for the Restricted Share Unit Awards made hereunder.

2.Article 2. Definition and Construction

(a)	In Article 2.4 of the Plan, the definition of “Award” is deleted and replaced by the following:

“Awards” means a conditional right to receive Shares subject to and in accordance with the terms of this French Sub-Plan. Notwithstanding any other provision of the Plan to the contrary, Restricted Share Unit Awards made under this French Sub-Plan must be exclusively settled in Shares and are not transferrable negotiable or cannot be pledged until Restricted Share Unit Awards are converted into Shares.

(b)	In Article 2.16 of the Plan, the definition of “Eligible Individual” is amended as follows:

“Eligible Individual” shall mean any person who is an Employee, or a Corporate Officer, as determined by the Administrator.

(c)	In Article 2.17 of the Plan, the definition of “Employee” is amended as follows:

“Employee” shall mean any employee of the Company or of any Subsidiary with a valid employment contract.

(d)	In Article 2.40 of the Plan “Subsidiary” is renamed “Affiliate”, andamended as follows:
•	“Affiliate” means in accordance with Articles L.225-197-2 of the French Commercial Code:
•	Those companies in which the Company holds, directly or indirectly, at least 10% of capital or voting rights;
•	Those companies which hold, directly or indirectly, at least 10% of capital or voting rights in the Company;
•	Those companies in which at least 50% of capital of voting rights are held, directly or indirectly, by a company which itself holds at least 50% of the Company.
(e)	In Article 2.43 of the Plan, the definition of Termination of Service under paragraph (c) shall be amended as follows:

As to an Employee, the time when the employee-employer relationship between a French Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; it being specified that situations where the French Holder is on Leave of Absence and where the French Holder simultaneously commences or remains in employment or service with the Company or any Affiliate are excluded.

(f)	The last paragraph of Article 2.43 is amended as follows:

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service. For purposes of the Plan, a French Holder’s employee-employer relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such French Holder ceases to remain a Affiliate following any merger, sale of shares or other corporate transaction entered into with a third party and resulting in a change of control of the Affiliate.

(g)	In the Article 2, the following definitions are added:

“Grant date” shall mean the date on which the Administrator proceed to the grant on the Award. On that date the Vesting Period starts to accrue. In no event the Grant Date shall be earlier than the approval of the Plan by the shareholders of the Company.

“Vesting Date” shall mean the date on which French Holder definitively acquires the right to receive Shares, which shall not occur before the first (1st) anniversary of the Grant Date.

“Vesting Period” means the period of time beginning on the Grant Date until the Vesting Date, which shall not be less than 1 year.

“Holding Period” means the period of time beginning on Vesting Date during which the French Holder of Qualified Restricted Share Unit Awards may not sell their shares. This share sale restriction applies from the Vesting Date and expires at the latest on the 2nd year after the Grant Date.

“French Holder” shall mean an Eligible Individual French tax resident who has been granted an Award.

“Qualified Free shares” means a Restricted Share Unit Award granted under the French Sub-Plan in conformity with the French legislation:

•	Articles L225-197-1 to L225-197-5, Articles L22-10-59 and L22- 10-60 of the French Commercial Code for legal purposes;
•	Article 80 quaterdecies of the French General Tax Code for tax purposes;
•	Articles L. 241-1, L. 137-13 and L. 137-14 of the French Social Security Code for social security purposes; and
•	French Tax Regulation (BOFIP) dated July 24, 2017 (BOI-RSA- 20-20-10-20-20170724).

“Corporate Officer” shall mean an executive corporate officer, such as listed below, of the Company or an Affiliate:

•	“Président du Conseil d’Administration” (Chairman of the Board)
•	“Directeur Général” (Managing Director)
•	“DirecteursGénérauxDélégués”(DelegatedManaging Directors)
•	“Membres du Directoire” (Members of the Executive Board)
•	“Gérant d’une société par actions” (Manager of a Joint Stock Company)
•	“Président d’une Société par Actions Simplifiée”

So long as the Ordinary Shares of the Company are listed on a regulated market, Awards under this French Sub-Plan can only be granted to Corporate Officers, if the Company complies with one of the following conditions during the Company tax year in which Awards are granted:

•	The Company grants Awards to all of its employees and at least 90% of employees of its subsidiaries (defined by articles L.233-1 and L.210-3 of the French Commercial Code); or
•

A compulsory profit-sharing agreement, a derogatory profit-sharing agreement or a voluntary profit-sharing agreement is in effect in the Company and to the benefit of at least 90% of employees of the Company and its Affiliate (as defined below).

•

If, in the Company or its Affiliate, such an agreement is in effect or was in effect during the previous Company tax year, the first award authorized by an extraordinary general meeting held as from the date the law is enacted cannot intervene unless the companies concerned modify the way of calculation of each agreement or pay a collective supplement of voluntary profit sharing or a supplement of compulsory profit sharing.

•	The Company grants an employer’s contribution within the framework of a company savings plan (“PEE”) to all of its employees and at least 90% of employees of its subsidiaries (defined by articles L.233-1 and L.210-3 of the French Commercial Code).

The French tax administration stated that the condition related to all employee share plan, the profit-sharing plan or improved sharing profit plan must be respected when the grant is made by a foreign company to Corporate Officers of its subsidiaries in France and of its branches located in France. The condition must be appreciated at the level of the employees of the French subsidiaries and branches of the foreign issuing Company.

“Leave of Absence” shall mean cases where the French Holder’s employment with the Company or any Affiliate is suspended as a result of a sick leave, a maternity or a paternity leave under the meaning of the law or any collective bargaining agreement applicable to the Company.

3.Article 8. Award of Restricted Share Units

(a)	At the end of the Article 8.1 “Grant of Restricted Share Units”, the following wording is added:

Restricted Share Unit Awards shall not be granted to any Eligible Individual holding more that 10% of the issued share capital of the Company or any Eligible Individual who, after having received Restricted Share Unit Awards would hold more than 10% of the issued share capital in the Company.

Notwithstanding any provision of the Plan on the contrary, the total number of Restricted Share Unit Awards which may be awarded by the issuing Company shall not exceed 10% of its share capital at the Grant Date of Company’s issued share capital upon each Grant Date.

The Company should consider that both shares that have not been vested at the end of the Vesting Period and shares that are no longer subject to Holding Period should be excluded when calculating this limit.

No grant shall be made under this French Sub-Plan later than 76 months after the Shareholders’ Approval.

(b)	Article 8.3. “Purchase price” is amended as follows:

The shares will be issued, allotted, or transferred (as applicable) at nil price in accordance with the requirements of French law.

(c)	At the end of the Article 8.4 “Vesting of Restricted Share Units”, the following wording is added:

Notwithstanding the above and any other provision of the Plan to the contrary, the French Holder shall only be entitled to receive Shares, upon the Vesting Date, which shall not occur before the first (1st) anniversary of the Grant Date.

(d)	In addition, at the end of the Article 8.4 “Vesting of Restricted Share Units”, a new section is created as follows:

In accordance with French legislation L 225-197-1 a share sale restriction is created for:

•	Restricted Share Unit Awards vested at least 1 but less than 2 years after Grant Date;
•	any units, that should not have vested prior the 2 years after Grant Date, that would vest prior the 2 years due to exceptional Board decision.

If a share sale restriction period is provided, in case of disability of the participant corresponding to the 2nd and 3rd categories of article L.341-4 of the French Social Security Code, immediate sale of shares is possible without losing the benefit of the qualified treatment.

(e)	Article 8.5 “Maturity and Settlement” of the Plan is amended as follows:

At the time of grant, the Administrator may specify a maturity date applicable to a grant of Restricted Share Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Applicable Law, in no event shall the maturity date relating to each Restricted Share Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. Notwithstanding the forgoing, unless otherwise determined by the Administrator, each Award of Restricted Share Units shall mature immediately upon its vesting date or dates.

(f)	Article 8.6 “Settlement upon Termination of Service”, is amended as follows:

An Award of Restricted Share Units shall only be settled while the Holder is an Eligible Individual as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Share Unit award may be settled subsequent to a Termination of Service in certain events, including a Change in Control, , retirement or any other specified Termination of Service.

(g)	A new section 8.7 “Exceptions to the respect of the Vesting Period” is created as follows:

The unvested Restricted Share Unit Awards are strictly personal and cannot be transferred during the Vesting Period, except, as required by French law, for accelerated acquisition in the following limited events:

•	Death of the French Holder

In the event of death of the French Holder prior to the end of the Vesting Period, the continued employment condition does not apply, and if performance condition exists, they should be deemed to be satisfied at 100%. The shares can be immediately delivered, or if applicable exempted from a holding period in full, upon request of the legal heir or heirs of the French Holder, within a period of 6 months as of the date of death. The heirs shall dispose immediately of the Shares, with no need to comply with any restrictions on the sale of shares set forth in the Plan and/or the applicable French Sub-Plan.

The performance condition will be deemed to be met at 100%. Full delivery for the purposes of this paragraph means 100% of the Shares, without prorated basis.

•	Disability of the French Holder

In the event of a French Holder’s disability corresponding to the 2nd or 3rd category provided by Article L. 341-4 of the French Social Security Code, it is expressly provided in this French Sub-Plan that the Shares will be delivered before the end of the Vesting Period, or if applicable exempted from a Holding Period. Accordingly, the delivered Shares will be freely transferable, except as otherwise provided in with no need to comply with any restrictions on the sale of shares set forth in the Plan and/or the applicable French Sub-Plan.

(h)A new section 8.8 “Change of Control” is created as follows:

In accordance with article L. 225-197-1, III of the Commercial Code, in the event of an exchange of shares without cash payment resulting from a merger or a demerger realized according to current regulation during the vesting or Share sale restriction period provided by the Plan / the French Sub- Plan, the conditions set forth in the Plan remain applicable to the Restricted Share Units granted to French Holder and to the shares received in exchange, including the vesting and Share sale restriction periods, for their remaining duration on the exchange date.

The same shall apply in the event of an exchange of shares without cash balance resulting from a public offer, split or reverse stock split realized according to current regulation during the share sale restriction period provided by the Plan.

(i)At the end of the Article 8 “Award of Restricted Share Units”, a new section 8.9 “Share sale restriction” is created as follow:

In accordance with Article L22-10-59 of the French Commercial Code, the Shares cannot be sold or transferred, at the end of the Vesting/Holding Period when applicable:

•	Within 30 calendar days before the announcement of an interim financial report or an end-of-year report which the granting Company is required to make public;
•

By the members of the “Conseil d’Administration” (Board of Directors) or “Conseil de Surveillance” (Supervisory Board), by the members of the “Directoire” (Executive Board) or exercising the powers “Directeur Général” (Managing Director) or “Directeur Général Délégué” (Delegated Managing Director), and by employees become aware of any inside information, within the meaning of article 7 of EU Regulation n°596/2014, as long as this information has not been made public.

Strict compliance with the above periods may not be required when the local legislation applicable to the Company provides for periods of share sale restrictions that, while not corresponding exactly to the above periods, offer equivalent guarantees.

A French Law enacted on December 30th 2006 provides for a restriction on the right of Corporate Officers of the Company to sell their shares acquired under the French Sub-Plan. The Board of Directors or any duly authorized committee must either:

•	prohibit the sale of all shares before cessation of their office; or
•	determine the number of shares which must be held in a registered form until cessation of their office.

The French Tax Authorities have commented on these provisions and clarified the practical implications of these measures. Based on their guidelines, these restrictions are applicable only to Corporate Officers of the issuing parent company, and not to Corporate officers of their affiliates.

4.	Article 9. Award of Other Shares or Cash Based Awards and Dividend Equivalents

(a) Section 9. “Award of Other Shares or Cash Based Awards and Dividend Equivalents” does not apply to Awards made under this French Sub-Plan.

5.	Article 10. Additional Terms of Rewards

(a)At the end of the Article 10.1 “Payment”, the following wording is added:

To the French Holder, Awards will be settled only by delivery of Shares, no payment in cash can be made at the discretion of the Administrator.

(b)Articles 10.3 (b) and (c) “Transferability of the Awards” shall not apply to Awards made under this French Sub-Plan

(c)At the end of the Article 10.5 “Forfeiture and Claw-Back Provisions”, the following wording is added:

Notwithstanding any provisions of the Plan, the Clawback provisions shall not apply to vested French Awards, unless subsequently permitted under French Labor Law and the rules of the Plan and French Sub-Plan will be construed accordingly.

6.	Article 12. Miscellaneous Provisions

At the end of the Article 12 “Miscellaneous provisions”, a new section 12.9 “Applicable law and language” is added:

This French Sub-Plan is, with respect to its validity, its interpretation and its execution, in accordance with the French Law.

This French Sub-Plan has been adopted by the Administrator in the English language. In the event of any discrepancy between the English version and its translation in French, the English version shall govern.